UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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DITECH NETWORKS, INC.
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DITECH NETWORKS, INC.

3099 North First Street

San Jose, California 95134

(408) 883-3636

On November 27, 2012, Ditech Networks, Inc. (“Ditech”) entered into a memorandum of understanding (the “MOU”) with respect to a settlement with the parties to the actions in the Delaware Chancery Court, captioned In re Ditech Networks, Inc. Shareholder Litigation (the “Litigation”). Pursuant to the MOU, Ditech agreed to make additional disclosures in its proxy solicitation materials, and the parties expect to execute a stipulation of settlement, which will be subject to approval by the Delaware Chancery Court following this notice to Ditech’s stockholders.  There can be no assurance that the settlement will be finalized or that the Delaware Chancery Court will approve the settlement.  The settlement terms provide that the Litigation will be dismissed with prejudice against all defendants. Ditech and the other named defendants deny any liability with respect to the facts and claims alleged in the Litigation.  Defendants further deny that any supplemental disclosure was required under any applicable statute, rule, regulation or law.

The Ditech board of directors and Ditech (as well as the other defendants) elected to enter into the MOU to settle the Litigation despite the collective view that the Litigation was specious and the allegations unfounded because they did not want to jeopardize the proposed merger with Nuance Communications, Inc. (“Nuance”) or the timing thereof which transaction the Ditech board of directors continues to believe is in the best interests of Ditech stockholders.  If the stockholders’ meeting was delayed into 2013 while Ditech fought this Litigation, Ditech’s stockholders could also lose the advantageous tax structure that is currently in effect for 2012.  By adding additional disclosures which the Ditech board of directors and Ditech view as unnecessary, however, is a small price to pay for certainty in consummating the merger with Nuance and getting Ditech’s stockholders the premium being paid by Nuance.

Without agreeing that any of the claims in the Litigation have merit, Ditech has agreed, pursuant to the terms of the MOU, to make the following disclosures which supplement the information provided in the proxy statement filed by Ditech with the United States Securities and Exchange Commission (the “SEC”) on November 5, 2012, concerning the merger of Ditech into a wholly-owned subsidiary of Nuance. The settlement will not affect the amount of the merger consideration to be paid to the stockholders of Ditech in the merger.

Also, on November 21, 2012, counsel to Ditech was informed by the Antitrust Division of the Department of Justice (“DOJ”) that it has closed its investigation to analyze the competitive impact of the transaction without taking any action.  As a result, additional disclosures relating to antitrust matters are set forth below.

The following information supplements the proxy statement and should be read in conjunction with the proxy statement. Capitalized terms used but not otherwise defined herein have the meanings given to them in the proxy statement, and all references to captions and page numbers refer to captions and page numbers in the proxy statement, respectively.

Disclosures Related to the Litigation Settlement

1.                                      The second sentence of the first paragraph under the caption “Background of the Merger” on page 15 is amended to read in its entirety as follows:

During this period of time, we contacted approximately 90 parties about potentially acquiring all or a segment of Ditech’s business.  We entered into non-disclosure agreements with approximately twenty potential acquirers, and our management team and our financial advisors spoke with these potential acquirers to assess their level of interest in a transaction with us and the value that they would attribute to Ditech’s assets or Ditech as a whole in a potential transaction.  These discussions were initiated primarily by us, were preliminary and, with only a couple of exceptions, did not progress to the point of discussing pricing.  The few discussions that progressed to a discussion of pricing, with the exception of our discussions with Nuance and with one potential acquirer of our VQA assets, discussed pricing ranges in general and did not result in any concrete offer to acquire Ditech or any of our assets.  In the first half of 2011 we were in discussions with one potential acquirer of our VQA assets, the only potential acquirer that presented us with a written indication of interest, but negotiations ceased when the potential acquirer dramatically lowered its proposed purchase price from that set forth in its written indication of interest.

The Ditech board of directors assessed the interest of all potential acquirers based upon all of the facts available to it, including the ability of the potential acquirers to consummate a transaction, the value that the potential acquirers attributed to Ditech or its assets, and the potential purchase price in the potential transaction, including whether the potential consideration was cash or stock, or a combination thereof, as well as, in the case of a potential transaction including a stock component, the assessment of the business prospects of the combined company following the potential transaction.

2.                                      Insert the following paragraph after the second paragraph under “Background of the Merger” beginning with “On August 17, 2011,” on page 15:

On September 16, 2011, the Ditech board of directors held a meeting at which Mr. Naumann gave an update on discussions he had been having with three potential strategic partners, including Nuance, regarding whether those entities might be interested in a potential partnership with Ditech.

3.                                      The fourth paragraph under the caption “Background of the Merger” on page 15 is amended to read in its entirety as follows:

On December 9, 2011, the Ditech board of directors held a meeting at which Mr. Naumann gave an update on discussions he had been having with two potential strategic acquirers of Ditech, including Nuance.  Discussions had ceased with the third strategic partner that was discussed during the September 16, 2011, board meeting.  With the exception of discussions with Nuance, the discussions with the potential acquirers were at a very preliminary stage to assess whether there was any interest by either party in progressing to the stage of conducting due diligence.  At that meeting, the members of the board of directors gave direction to Mr. Naumann to continue discussions with both potential acquirers to try to obtain the best possible offer for the stockholders.

4.                                      The seventh paragraph under the caption “Background of the Merger” on page 15 is amended to read in its entirety as follows:

On January 6, 2012, the Ditech board of directors held a meeting at which Mr. Naumann gave an update on discussions he had been having with the two most likely potential acquirers of Ditech, one of which was Nuance.  Mr. Naumann believed that Nuance and the other potential acquirer were the two most likely acquirers of Ditech based upon the level of interest of these potential acquirers as well as the financial strength of these two potential acquirers to consummate an acquisition.  Mr. Naumann conveyed the status of the discussions with each of Nuance and the other potential acquirer.  In the case of the other potential acquirer, discussions were continuing.  The members of the board of directors gave direction to Mr. Naumann to continue discussions with both potential acquirers to try to obtain the best possible offer for the stockholders.

5.                                      Insert the following paragraph after the eighth paragraph under the caption “Background of the Merger” (the first full paragraph on page 16):

On February 7, 2012, the Ditech board of directors held a meeting at which Mr. Naumann gave an update on discussions he had been having with two potential strategic partners, including Nuance.

6.                                      The second sentence of the eleventh paragraph under the caption “Background of the Merger” (the fourth full paragraph on page 16) is amended to read in its entirety as follows:

At that meeting the members of the board of directors gave direction to Mr. Naumann to continue discussions to try to obtain the best possible offer for the stockholders.

7.                                      The thirtieth paragraph under the caption “Background of the Merger” (the first full paragraph on page 18) is amended to read in its entirety as follows:

On July 19, 2012, the Ditech board of directors met to discuss the additional closing condition required by Nuance, at which representatives of Cooley reviewed the required terms, and gave guidance to Ditech management regarding the negotiations with Nuance.  The board of directors also gave guidance to Ditech management to negotiate with the vendor and attempt to reach an agreement that would satisfy Nuance’s concerns.

8.                                      The first sentence of the thirty-second paragraph under the caption “Background of the Merger” (the third full paragraph on page 18) is amended to read in its entirety as follows:

In addition, because the exclusivity period had expired and there was no certainty that Nuance would proceed with a transaction, Ditech requested that Fairmount approach a select group of market participants regarding a potential transaction.

9.                                      In the “Opinion of Ditech’s Financial Advisor,” after the fifth paragraph under the caption “Select Public Comparable-Companies Analyses”(page 26, after the paragraph beginning with “For comparison purposes,”) insert the following:

The multiples for each of the companies analyzed in both the sum-of-the parts analysis and the consolidated company analysis are as follows:

LTM EV/ Revenue
Telecom Equipment Companies:
AudioCodes Ltd.	0.5 x
Aviat Networks, Inc	0.2 x
Dialogic, Inc.	0.7 x
Interphase Corp.	1.1 x
Performance Technologies Inc.	0.1 x
RadiSys Corporation	0.3 x
Sonus Networks, Inc.	0.9 x
Tellabs Inc.	0.3 x
Zhone Technologies Inc.	0.1 x

Telecom Equipment Companies (Group Median)	0.3 x
Telecom Equipment Companies (Group Trimmed Average)	0.4 x
Telecom Equipment Companies (Group Average)	0.5 x

Communications Software and Related Technology-enabled Services (“CSTS”) Companies:
BroadSoft, Inc.	6.8 x
Interactive Intelligence Group Inc.	2.5 x
Nuance Communications, Inc.	5.7 x
Scientific Learning Corp.	0.6 x
Verint Systems Inc.	2.2 x

CSTS Companies (Group Median)	2.5 x
CSTS Companies (Group Trimmed Average)	3.5 x
CSTS Companies (Group Average)	3.6 x

Financially Comparable Companies:
Crexendo, Inc.	1.0 x
Data I/O Corporation	0.3 x
Evolving Systems Inc.	3.0 x
Image Sensing Systems, Inc.	0.5 x
Rainmaker Systems, Inc.	0.7 x
Selectica Inc.	0.2 x
Vicon Industries Inc.	0.2 x

Financially Comparable Companies (Group Median)	0.5 x
Financially Comparable Companies (Group Trimmed Average)	0.6 x
Financially Comparable Companies (Group Average)	0.9 x

10.                               Footnote (1) to the chart reflecting the select sum-of-the-parts public comparable-company analysis under the caption “Select Public Comparable-Companies Analyses “on page 26 is amended to read in its entirety as follows:

Within its analysis, Fairmount reduced the cash balance as of August 31, 2012, by $1.0 million in an attempt to project conservatively Ditech’s cash balance as of the closing date of the transaction, noting Ditech’s decline in cash levels (due to both continued unprofitability and transaction expenses incurred but not yet paid as of the rendering of the fairness opinion, that would be due regardless of the closing of the transaction) was projected to substantially exceed this amount.

11.                               The Note to the chart reflecting the select sum-of-the-parts public comparable-company analysis under the caption “Select Public Comparable-Companies Analyses” on page 26 is amended to read in its entirety as follows:

Note:                  For purposes of its public comparable-company analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.  In Fairmount’s professional judgment, Fairmount believed that any discount for size and/or liquidity that would be considered, as it relates to Ditech, would likely be greater than a control premium.  Therefore, based upon this, the exclusion of such premiums and discounts would be conservative from the perspective of stockholders, as the implied value of the business including these two factors would be lower.

12.                               Footnote (1) to the chart reflecting the select consolidated public comparable-company analysis under the caption “Select Public Comparable-Companies Analyses “on the bottom of page 26 is amended to read in its entirety as follows:

Within its analysis, Fairmount reduced the cash balance as of August 31, 2012, by $1.0 million in an attempt to project conservatively Ditech’s cash balance as of the closing date of the transaction, noting Ditech’s decline in cash levels (due to both continued unprofitability and transaction expenses incurred but not yet paid as of the rendering of the fairness opinion, that would be due regardless of the closing of the transaction) was projected to substantially exceed this amount.

13.                               The Note to the chart reflecting the select consolidated public comparable-company analysis under the caption “Select Public Comparable-Companies Analyses” on the top of page 27 is amended to read in its entirety as follows:

Note:                  For purposes of its public comparable-company analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.  In Fairmount’s professional judgment, Fairmount believed that any discount for size and/or liquidity that would be considered, as it relates to Ditech, would likely be greater than a control premium.  Therefore, based upon this, the exclusion of such premiums and discounts would be conservative from the perspective of stockholders, as the implied value of the business including these two factors would be lower.

14.                               Insert the following paragraph after the chart reflecting the select consolidated public comparable-company analysis under the caption “Select Public Comparable-Companies Analysis” on page 27 (i.e. before the first full paragraph on page 27):

For clarity, the low and high multiples referenced were not the low and high of all of the listed multiples, but rather refer to the relative low and high of the calculated median, average and trimmed average for each particular analysis.  (Note that the trimmed average eliminates the highest and lowest multiple from each category.)

15.                               The last sentence in the fifth paragraph under the caption “Precedent M&A Transaction Analyses,” (the first full paragraph at the top of page 28) and the accompanying chart, are amended to read in their entirety as follows:

The precedent M&A transactions for each subset, in addition to the date and multiples for each transaction, are indicated below:

LTM EV /
Date	Transaction Target	Revenue
Telecom Equipment Companies:
Aug-12	Network Equipment Technologies Inc.	0.9 x
Jan-12	Tekelec	1.3 x
Jul-11	Continuous Computing Corporation	1.9 x
May-11	Tollgrade Communications Inc.	1.4 x
Dec-10	Ulticom Inc.	0.4 x
Aug-10	TTI Team Telecom International Ltd.	0.7 x
May-10	Nortel Networks Carrier Voip Business	0.2 x
Jan-10	ECtel, Ltd.	0.5 x
Dec-08	NMS Communications, Platform Business	0.5 x
Sep-08	ACE*COMM	1.2 x

	Telecom Equipment Companies (Group Median)	0.8 x
	Telecom Equipment Companies (Group Trimmed Average)	0.9 x
	Telecom Equipment Companies (Group Average)	0.9 x

CSTS Companies:
Aug-12	Mmodal Inc.	2.3 x
Jul-12	SRS Labs, Inc.	3.4 x
Apr-12	Transcend Services, Inc.	2.5 x
Sep-11	Loquendo S.p.A	3.6 x
Jun-11	SVOX AG	6.0 x
Apr-11	DTS America, Inc.	0.8 x
Mar-11	Amcom Software	3.2 x
Mar-11	Vocollect, Inc.	1.7 x
Jun-10	Global IP Solutions	5.6 x
Dec-09	SpinVox, Ltd.	7.7 x
Dec-09	Networks In Motion, Inc.	2.4 x

	CSTS Companies (Group Median)	3.2 x
	CSTS Companies (Group Trimmed Average)	3.4 x
	CSTS Companies (Group Average)	3.6 x

Financially Comparable Companies:
Nov-11	BigBand Networks, Inc.	0.5 x
Aug-10	Elluminate, Inc.	2.5 x
Apr-10	Nstein Technologies Inc.	1.2 x
Sep-09	The FeedRoom, Inc.	1.0 x
Oct-08	Motive, Inc.	0.9 x
Jul-08	Kintera, Inc.	1.0 x
May-08	WJ Communications	1.3 x

	Financially Comparable Companies (Group Median)	1.0 x
	Financially Comparable Companies (Group Trimmed Average)	1.1 x
	Financially Comparable Companies (Group Average)	1.2 x

16.                               Footnote (1) to the chart reflecting the select sum-of-the-parts precedent M&A transactions analysis under the caption “Precedent M&A Transaction Analysis” on the bottom of page 28 is amended to read in its entirety as follows:

Within its analysis, Fairmount reduced the cash balance as of August 31, 2012, by $1.0 million in an attempt to project conservatively Ditech’s cash balance as of the closing date of the transaction, noting Ditech’s decline in cash levels (due to both continued unprofitability and transaction expenses incurred but not yet paid as of the rendering of the fairness opinion, that would be due regardless of the closing of the transaction) was projected to substantially exceed this amount.

17.                               The Note to the chart reflecting the select sum-of-the-parts precedent M&A transactions analysis under the caption “Precedent M&A Transaction Analysis” on the bottom of page 28 is amended to read in its entirety as follows:

Note:                  For purposes of its precedent M&A transactions analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.  In Fairmount’s professional judgment, Fairmount believed that any discount for size and/or liquidity that would be considered, as it relates to Ditech, would likely be greater than a control premium.  Therefore, based upon this, the exclusion of such premiums and discounts would be conservative from the perspective of stockholders, as the implied value of the business including these two factors would be lower.

18.                               Footnote (1) to the chart reflecting the select consolidated-company precedent M&A transactions analysis under the caption “Precedent M&A Transaction Analysis” on page 29 is amended to read in its entirety as follows:

Within its analysis, Fairmount reduced the cash balance as of August 31, 2012, by $1.0 million in an attempt to project conservatively Ditech’s cash balance as of the closing date of the transaction, noting Ditech’s decline in cash levels (due to both continued unprofitability and transaction expenses incurred but not yet paid as of the rendering of the fairness opinion, that would be due regardless of the closing of the transaction) was projected to substantially exceed this amount.

19.                               The Note to the chart reflecting the select consolidated-company precedent M&A transactions analysis under the caption “Precedent M&A Transaction Analysis” on page 29 is amended to read in its entirety as follows:

Note:                  For purposes of its precedent M&A transactions analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.  In Fairmount’s professional judgment, Fairmount believed that any discount for size and/or liquidity that would be considered, as it relates to Ditech, would likely be greater than a control premium.  Therefore, based upon this, the exclusion of such premiums and discounts would be conservative from the perspective of stockholders, as the implied value of the business including these two factors would be lower.

20.                               Insert the following paragraph after the chart reflecting the select consolidated —company precedent M&A transaction analysis under the caption “Precedent M&A Transaction Analysis” on page 29:

For clarity, the low and high multiples referenced were not the low and high of all of the listed multiples, but rather refer to the relative low and high of the calculated median, average and trimmed average for each particular analysis.  (Note that the trimmed average eliminates the highest and lowest multiple from each category.)

21.                               Insert the following after the first paragraph under the caption “M&A Premiums Paid Analysis” on page 29:

The M&A transactions considered by Fairmount for the M&A Premiums Paid Analysis, in addition to the dates and multiples for each transaction, are indicated below:

Closed Date	Target/Issuer	Buyers/Investors

Aug-12	Network Equipment Technologies Inc.	Sonus Networks, Inc. (NasdaqGS:SONS)
(NasdaqGM:NWK)

Jul-12	Tii Network Technologies, Inc. (NasdaqCM:TIII)	Kelta, Inc.

Jul-12	SRS Labs, Inc. (NasdaqGM:SRSL)	DTS Inc. (NasdaqGS:DTSI)

Jul-12	RF Monolithics Inc. (NasdaqCM:RFMI)	Murata Electronics North America, Inc.

Mar-12	Transcend Services, Inc. (NasdaqGS:TRCR)	Nuance Communications, Inc. (NasdaqGS:NUAN)

Jan-12	RuggedCom Inc. (TSX:RCM)	Siemens Canada Limited

Nov-11	Tekelec (NasdaqGS: TKLC)	Comvest Investment Partners ; GSO Capital Partners LP ; Sankaty Advisors, LLC ; Siris Capital ; ZelnickMedia

Oct-11	BigBand Networks, Inc. (NasdaqGS: BBND)	Arris Group Inc. (NasdaqGS:ARRS)

Jun-11	Bridgewater Systems Corporation (TSX: BWC)	Amdocs Limited (NYSE:DOX)

Jun-11	EMS Technologies Inc. (NasdaqGS: ELMG)	Honeywell International Inc. (NYSE:HON)

Feb-11	Tollgrade Communications Inc. (NasdaqGS: TLGD)	Golden Gate Capital

Oct-10	Ulticom, Inc. (NASDAQ: ULCM)	Platinum Equity, LLC

Aug-10	Phoenix Technologies Ltd. (Nasdaq: PTEC)	Marlin Equity Partners, LLC

Jun-10	TTI Team Telecom International Ltd. (NasdaqGM: TTIL)	TEOCO Corporation

Feb-10	Nstein Technologies Inc. (TSXV: EIN)	Open Text Corp. (NasdaqGS:OTEX)

Oct-09	ECtel, Ltd. (NasdaqGM: ECTX)	cVidya Networks Inc.

May-09	Catapult Communications Corp. (NasdaqGS: CATT)	Ixia (NasdaqGS:XXIA)

Jul-08	Intervoice Inc. (NasdaqGS: INTV)	Convergys Corporation (NYSE:CVG)

Jul-08	ACE*COMM	Ariston Global, LLC

Jun-08	Motive, Inc. (OTC: MOTV)	Lucent Technologies, Inc. (nka:Alcatel-Lucent USA, Inc.)

22.                               Insert the following sentence at the end of the second to last paragraph under the caption “Precedent M&A Transaction Analysis” on page 29:

The specified range is a direct outcome of the calculations detailed in the previous two charts.

23.                               Replace the paragraph following the header “Legal Proceedings Related to the Merger” on pages 4 and 45 with the following:

On September 26, 2012, a complaint was filed in the Delaware Chancery Court, captioned Kilgus v. Naumann, et al., Case No. 7904, on behalf of a putative class of Ditech’s shareholders against Ditech, each member of the Ditech board, Nuance and Merger Sub challenging the proposed merger.  Plaintiff alleges, among other things, that the Ditech directors breached their fiduciary duties by allegedly agreeing to sell Ditech at an unfair and inadequate price and by allegedly failing to take steps to maximize the sale price of Ditech.  An amended complaint was subsequently filed alleging that the board failed to adequately disclose all material information related to the proposed merger.  On October 23, 2012, a second lawsuit was filed against the same defendants asserting substantially the same claims, captioned.  On November 2, 2012, plaintiff in the Kilgus action filed a motion for expedited proceedings and a motion for preliminary injunction seeking to enjoin the shareholder vote on the proposed merger.  On November 5, 2012, the court consolidated the matters under the caption In re Ditech Networks, Inc. Shareholder Litigation (the “Litigation”).

On November 27, 2012, Ditech entered into a memorandum of understanding with respect to a settlement with the parties to the Litigation, under which Ditech agreed to make additional disclosures in its proxy solicitation materials.  Pursuant to the memorandum of understanding, the parties expect to execute a stipulation of settlement, which will be subject to approval by the Delaware Chancery Court following notice to Ditech’s stockholders.  There can be no assurance that the settlement will be finalized or that the Delaware Chancery Court will approve the settlement.  The settlement terms provide that the Litigation will be dismissed with prejudice against all defendants.  Ditech and the other named defendants deny any liability with respect to the facts and claims alleged in the Litigation.  Defendants further deny that any supplemental disclosure was required under any applicable statute, rule, regulation or law.  The parties also agreed to negotiate in good faith the payment by Ditech of an appropriate amount of attorneys’ fees and expenses to counsel for plaintiffs, subject to approval by the court.  If the parties are unable to agree on the amount of fees and expenses, plaintiffs’ counsel will submit an application for an award of fees and expenses to the court.  Any failure by the parties to reach agreement on the amount of fees and expenses, or by the court to approve the amount of such fees and expenses, will not affect the validity of the settlement.

Disclosures Related to the DOJ Investigation

24.          Replace the paragraph with the header “Antitrust Matters” on page 3 with the following:

Antitrust Matters (page 45).     The merger is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act.  The Antitrust Division of the Department of Justice (“DOJ”) contacted Nuance and Ditech and informed them that it had opened an investigation to analyze the competitive impact of the transaction; however, on November 21, 2012, the DOJ informed counsel to Ditech that it has closed its investigation to analyze the competitive impact of the transaction without taking any action.

25.          Delete the bold italicized heading beginning with “The DOJ has opened an investigation” and paragraph under such heading on page 9.

26.          Replace the paragraph under the header “Antitrust Matters” on page 45 with the following:

Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Ditech with Merger Sub and the conversion of shares of Ditech stock into the right to receive the merger consideration are not subject to the provisions of the HSR Act. Consequently, no filing of Hart-Scott-Rodino Notification and Report Forms by Nuance and Ditech was made.

At any time before or after the completion of the merger, notwithstanding that no filings of Hart-Scott-Rodino Notification and Report Forms by Nuance and Ditech was made or required, the federal government, or any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. The DOJ contacted Nuance and Ditech and informed them that it had opened an investigation to analyze the competitive impact of the transaction; however, on November 21, 2012, the DOJ informed counsel to Ditech that it has closed its investigation without taking any action.

Cautionary Statement Regarding Forward-Looking Statements

These Definitive Additional Materials contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Ditech Networks, Inc. or Nuance Communications, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Ditech and Nuance undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “believes,” “projects,” “will,” and similar expressions or derivations of these words to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Ditech and Nuance have filed with the SEC as well as the possibility that: (1) Ditech may be unable to obtain stockholder approval required for the proposed transaction; and (2) the proposed transaction is subject to closing conditions which, if not met or waived, would cause the transaction not to be consummated.  Neither Ditech nor Nuance gives any assurance that either Ditech or Nuance will achieve its expectations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Ditech and Nuance described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Ditech on the date hereof, and neither Ditech nor Nuance assumes any obligation to update or revise any such forward-looking statements.

Additional Information and Where to Find It.

In connection with the proposed transaction, Ditech Networks has and may be filing documents with the SEC, including a definitive proxy statement relating to the proposed transaction.  The definitive proxy statement was mailed to Ditech Networks stockholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS TOGETHER WITH THE DISCLOSURES ABOVE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at

www.sec.gov, on Ditech Networks’ website at www.ditechnetworks.com and by contacting Ditech Networks Investor Relations at (408) 883-3682.

Ditech Networks, Nuance and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Ditech Networks in connection with the proposed transaction.  Information regarding the special interests of Ditech Networks’ directors and executive officers in the proposed transaction is included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Ditech Networks Investor Relations as described above. Information about Nuance’s directors and executive officers can be found in Nuance’s definitive proxy statement filed with the SEC on December 15, 2011. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Nuance’s website at www.nuance.com and clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link.